FOR IMMEDIATE RELEASE

Date:	April 25, 2014
Contacts:	Kevin McPhaill, President/COO, or Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – April 25, 2014 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2014. Sierra Bancorp recognized net income of $3.799 million for the first quarter of 2014, an improvement of $1.465 million, or 63%, relative to net income in the first quarter of 2013. The increase is largely the result of a lower loan loss provision and recoveries on the sale of foreclosed assets. Net interest income also improved. These favorable variances were partially offset by a drop in non-interest income. The Company’s return on average assets was 1.09% in the first quarter of 2014, up from 0.68% in the first quarter of 2013. Return on average equity also increased to 8.36% in the first quarter of 2014 from 5.42% in the first quarter of 2013, and diluted earnings per share increased to $0.26 from $0.16 for the same comparative periods.

Total assets were up $48 million, or 3%, in the first three months of 2014, due to net growth of $35 million in gross loan balances and a $20 million increase in investment securities. Loan volume was favorably impacted by the purchase of $33 million in residential mortgage loans. Total nonperforming assets, including nonperforming loans and foreclosed assets, were reduced by over $2 million, or 5%, during the quarter. Total deposits increased $46 million, or 4%, in the first quarter, as a result of relatively strong growth in core non-maturity deposits.

“Asset quality and credit costs continue to trend in the right direction, and we’re pleased with the impetus provided by Company’s financial performance in the recently-concluded period. A key focus in 2014 is asset growth, and the loan volume we generated in the first quarter further enhances our prospects for the year,” commented James C. Holly, Chief Executive Officer. “Additional strategic initiatives launched in the first quarter include the phase-in of the Bank’s senior management succession plan, the replacement of our core banking solution, the enhancement of customer-facing technology, and our corporate rebranding,” he noted further. “The technology upgrade was not without a few hitches that inconvenienced some of our valued customers, and we’re sincerely grateful for their patience as we worked diligently to resolve any unintended effects associated with the changeover,” Holly explained. “Our logo change has also inspired varied reactions. We respect the attachment shown by some long-time customers to our ‘retired’ logo, and hope that they will come to appreciate the new stylized mountain logo which is symbolic of a new era of advancement and progress at the Bank,” he concluded.

Financial Highlights

Net income increased by $1.465 million, or 63%, for the first quarter of 2014 relative to the first quarter of 2013. The single largest factor impacting the increase in net income was the Company’s loan loss provision, which was reduced by $1.450 million, or 91%, in the first quarter of 2014 relative to the first quarter of 2013. The reduction was enabled by a lower level of net loan charge-offs and continued improvement in asset quality.

Sierra Bancorp Financial Results

April 25, 2014

Net interest income increased by $368,000, or 3%, for the comparative quarters, as a result of a slightly higher net interest margin and an increase in average interest-earning assets. Average interest-earning assets were up $34 million, although all of the growth was in lower-yielding investments and interest-earning balances in our Federal Reserve Bank account; average loan balances were down $25 million. Our net interest margin increased by 3 basis points in the first quarter of 2014. Intense competition for quality loans continues to push loan yields down, but lower loan yields were mitigated by a higher yield on our investment portfolio, a slight drop in deposit rates, and a shift in average deposit balances from higher cost time deposits into lower-cost non-maturity deposits.

Total non-interest income fell by $403,000, or 10%, for the quarterly comparison. The largest component of non-interest income, service charges on deposit accounts, declined by $186,000, or 9%, due in part to the non-recurring impact of certain charges that were waived in the course of our core software conversion. Bank-owned life insurance (BOLI) income fell $221,000, or 44%, due primarily to a drop in income on BOLI associated with deferred compensation plans. Gains on the sale of investment securities increased, as we realized $104,000 in gains on the sale of a few municipal bonds in the first quarter of 2014 relative to investment gains of only $6,000 in the first quarter of 2013. Other non-interest income was down $94,000, or 6%, due to a $100,000 non-recurring signing incentive received in conjunction with our conversion of merchant processing to a new vendor in the first quarter of 2013.

Total non-interest expense fell by $1.090 million, or 9%, for the comparative quarters. The largest component of non-interest expense, salaries and benefits, increased by $65,000, or 1%. Regular annual salary increases and a non-recurring increase in overtime costs related to our core conversion were largely offset by a higher level of deferred salaries directly related to successful loan originations, and a $114,000 decline in deferred compensation plan expense accruals related to the aforementioned drop in BOLI income. Occupancy expense experienced a modest decline in the first quarter of 2014, due mainly to lower depreciation expense on furniture and equipment. Occupancy expense is expected to increase in future quarters, however, as depreciation and amortization related to our network upgrade and rebranding project become fully reflected in the Company’s results of operations. Other non-interest expenses were reduced by $1.109 million, or 26%, for the first quarter comparison. The reduction was driven by a drop of $1.272 million in net costs associated with foreclosed assets, due primarily to a non-recurring net gain of $723,000 on the sale foreclosed assets in the first quarter of 2014 relative to a net loss of $487,000 on the sale of foreclosed assets in the first quarter of 2013.

The Company’s provision for income taxes was 25% of pre-tax income in the first quarter of 2014, relative to 8% in the first quarter of 2013. The higher tax provisioning rate in 2014 is primarily the result of an increase in taxable income relative to the Company’s available tax credits. Taxable income excludes income associated with bank-owned life insurance and municipal investments. Tax credits arise from our investments in low-income housing tax credit funds, as well as certain hiring tax credits.

Balance sheet changes during the quarter ended March 31, 2014 include an increase in total assets of $48 million, or 3%, due to growth in loans and investments. Gross loans increased by $35 million, or 4%, due in large part to the purchase of $33 million in residential mortgage loans. Reclassifications made in the course of our core conversion contributed to the increase in real estate loans and the drop in commercial loans. We experienced an additional reduction of $5 million, or 7%, in balances outstanding on mortgage warehouse lines. Investment balances were up $20 million, or 5%, due to the purchase of mortgage-backed securities as we deployed excess liquidity.

Total nonperforming assets, including non-accrual loans and foreclosed assets, reflect a reduction of $2 million, or 5%, during the first quarter of 2014. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 5.14% at March 31, 2014, compared to 5.62% at December 31, 2013. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $15 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of March 31, 2014, virtually unchanged relative to TDRs at December 31, 2013.

Sierra Bancorp Financial Results

April 25, 2014

The Company’s allowance for loan and lease losses was $11.5 million as of March 31, 2014, down slightly from the balance at December 31, 2013. Net loans charged off against the allowance totaled only $336,000 in the first quarter of 2014 compared to $2.274 million in the first quarter of 2013. The overall allowance declined slightly as a percentage of total loans, to 1.37% at March 31, 2014 from 1.45% at December 31, 2013. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of March 31, 2014, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposits reflect growth of $46 million, or 4%, during the three months ended March 31, 2014. Core non-maturity deposits were up $56 million, or 7%, although much of the increase appears to be seasonal. There were also significant changes in the composition of deposits, due in part to the transition of approximately $40 million in non-interest bearing demand deposits into interest-bearing transaction accounts during the course of our core conversion. Growth in non-maturity deposits was partially offset by the maturity of a $5 million brokered time deposit and the runoff of $5 million in customer time deposits.

Total capital increased by $2.5 million, or 1%, to $184 million at March 31, 2014. The increase resulted primarily from an increase in retained earnings, net of the impact of the Company’s repurchase of 78,640 shares in the first quarter 2014. At March 31, 2014, we had 621,360 shares remaining for repurchase out of the 700,000 shares authorized under the current program. Risk-based capital ratios, while still robust, dropped slightly during the first quarter due to an increase in risk-adjusted assets.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 37th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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Sierra Bancorp Financial Results

April 25, 2014

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:
(in $000's, unaudited)	3/31/2014	3/31/2013	% Change
Interest Income	$12,952	$12,721	1.8%
Interest Expense	737	874	-15.7%
Net Interest Income	12,215	11,847	3.1%

Provision for Loan & Lease Losses	150	1,600	-90.6%
Net Int after Provision	12,065	10,247	17.7%

Service Charges	1,886	2,072	-9.0%
BOLI Income	286	507	-43.6%
Gain (Loss) on Investments	104	6	1633.3%
Other Non-Interest Income	1,431	1,525	-6.2%
Total Non-Interest Income	3,707	4,110	-9.8%

Salaries & Benefits	5,985	5,920	1.1%
Occupancy Expense	1,505	1,551	-3.0%
Other Non-Interest Expenses	3,239	4,348	-25.5%
Total Non-Interest Expense	10,729	11,819	-9.2%

Income Before Taxes	5,043	2,538	98.7%
Provision for Income Taxes	1,244	204	509.8%
Net Income	$3,799	$2,334	62.8%

TAX DATA
Tax-Exempt Muni Income	$741	$619	19.7%
Interest Income - Fully Tax Equiv	$13,334	$13,040	2.3%

NET CHARGE-OFFS	$336	$2,274	-85.2%

PER SHARE DATA	3-Month Period Ended:
(unaudited)	3/31/2014	3/31/2013	% Change
Basic Earnings per Share	$0.27	$0.17	58.8%
Diluted Earnings per Share	$0.26	$0.16	62.5%
Common Dividends	$0.08	$0.06	33.3%

Wtd. Avg. Shares Outstanding	14,228,040	14,113,502
Wtd. Avg. Diluted Shares	14,373,196	14,194,223

Book Value per Basic Share (EOP)	$12.99	$12.43	4.5%
Tangible Book Value per Share (EOP)	$12.60	$12.04	4.7%

Common Shares Outstndg. (EOP)	14,179,439	14,119,679

KEY FINANCIAL RATIOS	3-Month Period Ended:
(unaudited)	3/31/2014	3/31/2013
Return on Average Equity	8.36%	5.42%
Return on Average Assets	1.09%	0.68%
Net Interest Margin (Tax-Equiv.)	4.00%	3.97%
Efficiency Ratio (Tax-Equiv.)	70.06%	68.62%
Net C/O's to Avg Loans (not annualized)	0.04%	0.28%

AVERAGE BALANCES	3-Month Period Ended:
(in $000's, unaudited)	3/31/2014	3/31/2013	% Change
Average Assets	$1,416,380	$1,392,608	1.7%
Average Interest-Earning Assets	$1,277,499	$1,243,408	2.7%
Avg Loans & Leases (net of def fees)	$783,854	$808,631	-3.1%
Average Deposits	$1,176,057	$1,160,495	1.3%
Average Equity	$184,388	$174,673	5.6%

Sierra Bancorp Financial Results

April 25, 2014

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	3/31/2014	12/31/2013	3/31/2013	Annual Chg
ASSETS
Cash and Due from Banks	$72,164	$78,006	$47,949	50.5%
Securities and Fed Funds Sold	444,797	425,044	398,755	11.5%
Loans Held for Sale	-	105	789	-100.0%

Real Estate Loans	625,215	577,839	554,206	12.8%
Agricultural Production Loans	26,026	25,180	25,843	0.7%
Comm'l & Industrial Loans & Leases	96,128	103,262	101,705	-5.5%
Mortgage Warehouse Lines	68,412	73,425	118,554	-42.3%
Consumer Loans	21,980	23,536	26,993	-18.6%
Gross Loans & Leases	837,761	803,242	827,301	1.3%
Deferred Loan & Lease Fees	1,254	1,522	1,127	11.3%
Loans & Leases Net of Deferred Fees	839,015	804,764	828,428	1.3%
Allowance for Loan & Lease Losses	(11,491)	(11,677)	(13,199)	-12.9%
Net Loans & Leases	827,524	793,087	815,229	1.5%

Bank Premises & Equipment	21,153	20,393	21,346	-0.9%
Other Assets	92,683	93,614	102,294	-9.4%
Total Assets	$1,458,321	$1,410,249	$1,386,362	5.2%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$354,455	$365,997	$342,048	3.6%
Int-Bearing Transaction Accounts	344,627	282,721	277,570	24.2%
Savings Deposits	150,315	144,162	129,602	16.0%
Money Market Deposits	73,005	73,132	73,743	-1.0%
Customer Time Deposits	292,776	298,167	322,971	-9.3%
Wholesale Brokered Deposits	5,000	10,000	10,000	-50.0%
Total Deposits	1,220,178	1,174,179	1,155,934	5.6%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	5,527	5,974	9,273	-40.4%
Total Deposits & Int.-Bearing Liab.	1,256,633	1,211,081	1,196,135	5.1%

Other Liabilities	17,519	17,494	14,685	19.3%
Total Capital	184,169	181,674	175,542	4.9%
Total Liabilities & Capital	$1,458,321	$1,410,249	$1,386,362	5.2%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	3/31/2014	12/31/2013	3/31/2013	Annual Chg
Non-Accruing Loans	$36,199	$37,414	$50,566	-28.4%
Foreclosed Assets	7,237	8,185	15,747	-54.0%
Total Nonperforming Assets	$43,436	$45,599	$66,313	-34.5%

Performing TDR's (not incl. in NPA's)	$15,230	$15,239	$19,759	-22.9%

Non-Perf Loans to Gross Loans	4.32%	4.66%	6.11%
NPA's to Loans plus Foreclosed Assets	5.14%	5.62%	7.87%
Allowance for Ln Losses to Loans	1.37%	1.45%	1.60%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	3/31/2014	12/31/2013	3/31/2013
Shareholders Equity / Total Assets	12.6%	12.9%	12.7%
Loans / Deposits	68.7%	68.4%	71.6%
Non-Int. Bearing Dep. / Total Dep.	29.0%	31.2%	29.6%